Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President,
Communications, Investor Relations and Legislative Affairs
(734) 930-3008

Domino’s Pizza Announces First Quarter 2011 Financial Results

Named Pizza Chain of the Year

ANN ARBOR, Michigan, May 5, 2011: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter ended March 27, 2011. The Company’s domestic same store sales declined 1.4% as a result of comparisons to a strong first quarter of 2010 when the Company experienced 14.3% domestic same store sales growth. However, management believes that the new customer base established during 2010 resulted in strong two-year same store sales growth. International same store sales grew 8.3% in the first quarter, marking the 69th consecutive quarter of same store sales growth for this division. First quarter as reported diluted EPS was 43 cents. On an as adjusted basis, diluted EPS was 42 cents for the first quarter, a 20% increase over the first quarter of 2010. During the first quarter of 2011, the Company repurchased and retired 357,605 shares of its common stock, for a total of $5.8 million.

The Company also announced that it was named Pizza Chain of the Year by the industry’s leading trade publication, Pizza Today. This is the second consecutive year that Domino’s has won the award, and the third time it has been named Pizza Chain of the Year.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “This quarter clearly demonstrated that the combination of a new, bigger sales base domestically, a best-in-class international business, great franchisees and an optimized capital structure, drove strong results. We’re off to a great start in 2011.”

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2011	First Quarter of 2010
Net income	$27.1	$24.5

Weighted average diluted shares	62,340,128	59,731,959

Diluted earnings per share, as reported	$0.43	$0.41
Items affecting comparability (see section below)	$(0.02)	$(0.06)

Diluted earnings per share, as adjusted	$0.42	$0.35

Note: Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

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Revenues were up 2.1% for the first quarter versus the prior-year period, due primarily to higher international revenues, the positive impact of changes in foreign currency exchange rates and higher commodity prices impacting our supply chain operations. Partially offsetting these increases were lower domestic same store sales and lower revenues due to the sale of 26 Company-owned stores to a current franchisee.

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Net Income was up 10.6% for the first quarter versus the prior-year period, primarily driven by higher international royalty revenues, international store growth, lower general and administrative expenses, including gains related to the sale of certain Company-owned operations and lower interest expense. Partially offsetting these increases were the gains recorded on the debt repurchases in 2010.

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Diluted EPS was 43 cents on an as-reported basis for the first quarter versus 41 cents in the prior-year quarter. Diluted EPS, as adjusted was 42 cents for the first quarter versus 35 cents in the prior-year quarter, an increase of seven cents, or 20%. This increase was primarily due to the aforementioned increase in net income, offset in part by the higher weighted average diluted shares outstanding. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q1 2011 Earnings Release, Page Two

•	Global Retail Sales were up 8.2% in the first quarter, or up 6.2% when excluding foreign currency impact.

	First Quarter of 2011	First Quarter of 2010
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(2.3)%	+14.7%
Domestic franchise stores	(1.3)%	+14.2%

Domestic stores	(1.4)%	+14.3%

International stores	+8.3%	+4.2%

Global retail sales growth: (versus prior year period)
Domestic stores	(1.0)%	+12.3%
International stores	+20.1%	+24.6%

Total	+8.2%	+17.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	(1.0)%	+12.3%
International stores	+15.3%	+11.8%

Total	+6.2%	+12.1%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at January 2, 2011	454	4,475	4,929	4,422	9,351
Openings	—	9	9	69	78
Closings	(1)	(28)	(29)	(21)	(50)
Transfers	(26)	26	—	—	—

Store count at March 27, 2011	427	4,482	4,909	4,470	9,379

First quarter 2011 net change	(27)	7	(20)	48	28

Trailing four quarters net growth	(30)	29	(1)	344	343

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its first quarter 2011 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 35042077. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the first quarter of 2011, the Company repurchased and retired 357,605 shares of its common stock under its Board of Directors approved open market share repurchase program for a total of approximately $5.8 million, or an average price of $16.31 per share. The Company has used approximately 54% of the total amount authorized under its open market share repurchase program and has approximately $91.5 million remaining under the previously approved $200.0 million.

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Domino’s Pizza: Q1 2011 Earnings Release, Page Three

Sale of Company-Owned Stores

During the first quarter of 2011, the Company sold 26 Company-owned stores to a current franchisee for a pre-tax gain of approximately $1.1 million. The gain was included in the Company’s consolidated statement of income as a reduction in general and administrative expenses. This transaction will not have a material ongoing impact on the Company’s consolidated financial results.

Items Affecting Comparability

The Company’s reported financial results for the first quarter of 2011 are not comparable to the reported financial results for the equivalent prior-year period. The table below presents certain items that affect comparability between 2011 and 2010 financial results. Management believes that including such information is critical to the understanding of its financial results for the first quarter of 2011 as compared to the same period in 2010 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels, further impacting comparability to the prior year period. Lower interest expense resulted in an increase in diluted EPS of approximately two cents in the first quarter of 2011 versus the comparable period in 2010. Additionally, higher weighted average diluted shares resulted in a decrease in diluted EPS of approximately two cents in the first quarter of 2011.

	First Quarter
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2011 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$1,054	$648	$0.01
Gain on Netherlands operations (2)	678	417	0.01

Total of 2011 items	$1,732	$1,065	$0.02

2010 items affecting comparability:
Gain on debt extinguishment (3)	$6,144	$3,748	$0.06
Deferred financing fee write-off (4)	(637)	(389)	(0.01)

Total of 2010 items	$5,507	$3,359	$0.06

(1)	The gain recognized relates to the sale of 26 Company-owned stores to a current franchisee. The gain is net of a reduction in goodwill of approximately $0.4 million.
(2)	This amount relates to the recognition of a contingent gain in connection with the previous sale of the Netherlands operations to the current master franchisee. The amount was received by the Company during the first quarter of 2011 as a portion of the contingency was finalized.
(3)	Represents the gain recognized on the repurchase and retirement of $60.0 million of principal on the fixed rate senior notes for a total purchase price of $54.0 million, which includes $0.2 million of accrued interest.
(4)	Represents the write-off of deferred financing fees and the prepayment of insurance fees in connection with the related debt extinguishments.

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Domino’s Pizza: Q1 2011 Earnings Release, Page Four

Liquidity

As of March 27, 2011, the Company had approximately:

•	$92.6 million of unrestricted cash and cash equivalents

•	$84.8 million of restricted cash and cash equivalents

•	$1.45 billion in total debt, including $60.0 million of borrowings under its $60.0 million variable funding note facility.

The Company’s fixed rate notes require interest-only payments until April 2012. This interest-only period can be extended for two one-year periods if the Company meets certain requirements in each of April 2012 and April 2013. Based on its financial results for the first quarter of 2010, the Company currently exceeds the required threshold for extension that will be assessed in each of April 2012 and April 2013. Management currently expects to have the option to extend its current financing for these interest-only periods at the extension assessment dates; however, it will give due consideration to refinancing opportunities in the interim periods.

The Company’s cash borrowing rate averaged 5.9% for both the first quarter of 2011 and the first quarter of 2010. The Company invested $3.9 million in capital expenditures during the first quarter of 2011 versus $5.1 million in the first quarter of 2010.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $23.9 million in the first quarter of 2011.

(in thousands)	First Quarter of 2011
Net cash provided by operating activities (as reported)	$27,809
Capital expenditures (as reported)	(3,870)

Free cash flow	$23,939

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

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Domino’s Pizza: Q1 2011 Earnings Release, Page Five

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” As of the first quarter of 2011, through its primarily locally-owned and operated franchised system, Domino’s operated a network of 9,379 franchised and Company-owned stores in the United States and in 70 international markets. During the first quarter of 2011, Domino’s had global retail sales of nearly $1.6 billion, comprised of nearly $815 million domestically and nearly $774 million internationally. Domino’s Pizza had global retail sales of over $6.2 billion in 2010, comprised of over $3.3 billion domestically and over $2.9 billion internationally.

In May 2011, Pizza Today named Domino’s its “Chain of the Year” for the second straight year – making the company a three-time overall winner, and the first pizza delivery company to receive the honor in back-to-back years. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list. Helped by the launch of its Domino’s Smart Slice school lunch pizza in late 2010, Domino’s is collaborating with the Alliance for a Healthier Generation to serve healthier school foods and beverages in the United States. In late 2009, Domino’s debuted its ‘Inspired New Pizza’ – a permanent change to its hand-tossed product, reinvented from the crust up.

Twitter - http://twitter.com/dominos

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Domino’s Pizza: Q1 2011 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our reformulated pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, such as our reformulated pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our and our franchisees’ ability to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q1 2011 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	March 27, 2011	% of Total Revenues	March 28, 2010	% of Total Revenues
Revenues:
Domestic Company-owned stores	$82,734		$88,206
Domestic franchise	44,045		41,943
Domestic supply chain	216,566		212,530
International	45,841		38,452

Total revenues	389,186	100.0%	381,131	100.0%

Cost of sales:
Domestic Company-owned stores	65,582		69,266
Domestic supply chain	192,346		187,347
International	19,652		16,524

Total cost of sales	277,580	71.3%	273,137	71.7%

Operating margin	111,606	28.7%	107,994	28.3%

General and administrative	46,494	12.0%	50,453	13.2%

Income from operations	65,112	16.7%	57,541	15.1%

Interest expense, net	(21,377)	(5.5)%	(24,123)	(6.3)%
Other	—	—	6,144	1.6%

Income before provision for income taxes	43,735	11.2%	39,562	10.4%

Provision for income taxes	16,624	4.2%	15,043	4.0%

Net income	$27,111	7.0%	$24,519	6.4%

Earnings per share:
Common stock – diluted	$0.43		$0.41

Domino’s Pizza: Q1 2011 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	March 27, 2011	January 2, 2011
Assets
Current assets:
Cash and cash equivalents	$92,584	$47,945
Restricted cash and cash equivalents	84,763	85,530
Accounts receivable	83,848	80,410
Inventories	29,643	26,998
Advertising fund assets, restricted	27,267	36,134
Other assets	20,934	28,021

Total current assets	339,039	305,038

Property, plant and equipment, net	93,965	97,384

Other assets	54,425	58,415

Total assets	$487,429	$460,837

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$829	$835
Accounts payable	63,305	56,602
Advertising fund liabilities	27,267	36,134
Other accrued liabilities	79,748	92,555

Total current liabilities	171,149	186,126

Long-term liabilities:
Long-term debt, less current portion	1,451,103	1,451,321
Other accrued liabilities	32,923	34,041

Total long-term liabilities	1,484,026	1,485,362

Total stockholders’ deficit	(1,167,746)	(1,210,651)

Total liabilities and stockholders’ deficit	$487,429	$460,837

Domino’s Pizza: Q1 2011 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
(In thousands)	March 27, 2011	March 28, 2010
Cash flows from operating activities:
Net income	$27,111	$24,519
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	5,606	5,503
Gains on debt extinguishment	—	(6,144)
(Gains) losses on sale/disposal of assets	(1,624)	234
Amortization of deferred financing costs, debt discount and other	1,424	2,544
Provision for deferred income taxes	9,033	675
Non-cash compensation expense	3,008	3,344
Other	556	(556)
Changes in operating assets and liabilities	(17,305)	2,260

Net cash provided by operating activities	27,809	32,379

Cash flows from investing activities:
Capital expenditures	(3,870)	(5,146)
Proceeds from sale of assets	3,249	1,077
Changes in restricted cash	767	5,133
Other	148	396

Net cash provided by investing activities	294	1,460

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,861
Repayments of long-term debt and capital lease obligations	(226)	(54,024)
Proceeds from issuance of common stock	435	1,336
Proceeds from exercise of stock options	16,827	1,462
Tax impact of stock options and restricted stock	6,624	331
Purchase of common stock	(5,839)	—
Tax payments for restricted stock	(1,171)	(174)

Net cash provided by (used in) financing activities	16,650	(48,208)

Effect of exchange rate changes on cash and cash equivalents	(114)	(33)

Change in cash and cash equivalents	44,639	(14,402)

Cash and cash equivalents, at beginning of period	47,945	42,392

Cash and cash equivalents, at end of period	$92,584	$27,990

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